                                                                       EXHIBIT 4
                     ANCHOR NATIONAL LIFE INSURANCE COMPANY
                     A STOCK COMPANY LOS ANGELES, CALIFORNIA

CERTIFICATE  NUMBER   P9999999999

PARTICIPANT           JOHN DOE

     EXECUTIVE OFFICE                               ANNUITY SERVICE CENTER
    1 SUNAMERICA CENTER                                 P.O. BOX 54299
       CENTURY CITY                               LOS ANGELES, CA 90054-0299
   LOS ANGELES, CA 90067

ANCHOR NATIONAL LIFE INSURANCE COMPANY ("We", "Us" or the "Company" or "Anchor National") agrees to provide benefits to the Participant in the Group Contract, subject to the provisions set forth in this Certificate and in consideration of the Participant's Enrollment Form and Purchase Payments We receive.

THIS CERTIFICATE IS EVIDENCE OF COVERAGE UNDER THE GROUP CONTRACT IF A PARTICIPANT ENROLLMENT FORM IS ATTACHED. THE COVERAGE WILL BEGIN AS OF THE CERTIFICATE DATE, SHOWN ON THE CERTIFICATE DATA PAGE.

THE VALUE OF AMOUNTS ALLOCATED TO THE SEPARATE ACCOUNT DURING THE ACCUMULATION AND ANNUITY PERIODS IS NOT GUARANTEED, AND WILL INCREASE OR DECREASE BASED UPON THE INVESTMENT EXPERIENCE OF THE FUND UNDERLYING THE SEPARATE ACCOUNT. THE VALUE OF THE CASH SURRENDER BENEFIT INCREASES OR DECREASES BASED ON THE APPLICATION OF THE MARKET VALUE ADJUSTMENT. THE UNADJUSTED CASH SURRENDER BENEFIT IS AVAILABLE FOR 30 DAYS AFTER THE END OF THE GUARANTEE PERIOD.

TEN DAY RIGHT TO EXAMINE CERTIFICATE - YOU MAY RETURN THIS CERTIFICATE TO OUR ANNUITY SERVICE CENTER WITHIN 10 DAYS AFTER YOU RECEIVE IT. THE COMPANY WILL REFUND THE CERTIFICATE VALUE FOR THE VALUATION PERIOD IN WHICH THE CERTIFICATE IS RECEIVED.

                  THIS IS A LEGAL CONTRACT. READ IT CAREFULLY.

                   /s/ SUSAN L. HARRIS                        /s/ ELI BROAD
                   --------------------                     ------------------
                      Susan L. Harris                            Eli Broad
                         Secretary                               President

                               ALLOCATED FIXED AND
                       VARIABLE GROUP ANNUITY CERTIFICATE

                                Nonparticipating

                                TABLE OF CONTENTS


CERTIFICATE DATA PAGE...................................................................PAGE 3

DEFINITIONS.............................................................................PAGE 5

GENERAL PROVISIONS......................................................................PAGE 8
Conformity  With  State  Laws;  Changes  in  Law;  Assignment;  Misstatement  of Age
or  Sex; Written Notice; Proof of Age, Sex or Survival;  Non-Participating;  Periodic
Reports;  Premium Taxes;  Change  of  Annuitant;   Deferment  of  Payments;  Suspension
of  Payments;  Purchase Payments; Substitution of Fund; Separate Account

ACCUMULATION PROVISIONS............................................................... PAGE 10
Separate Account  Accumulation  Value Number of Accumulation  Units;  Accumulation
Unit Value (AUV);  Fixed Account  Accumulation  Value;  Fixed Account  Guarantee
Period Options;  Market Value Adjustment

CHARGES AND DEDUCTIONS ................................................................PAGE 12
Contract  Administration  Charge;  Contingent  Deferred  Sales  Charge;  Expense
Risk Charge; Distribution Expense Charge; Mortality Risk Charge

TRANSFER PROVISION ....................................................................PAGE 13
Transfers of Accumulation  Units Between Variable  Accounts;  Transfers of
Accumulation  Units To and From the Fixed Account

WITHDRAWAL PROVISION ..................................................................PAGE 14
Contingent Deferred Sales Charge

DEATH BENEFIT PROVISION ...............................................................PAGE 16
Proof of Death; Amount of Death Benefit; Beneficiary; Death of Participant

ANNUITY PROVISIONS ....................................................................PAGE 18
Payments to Participant;  Fixed Annuity Payments;  Amount of Fixed Annuity Payments;
Amount of Variable Annuity Payments

ANNUITY OPTIONS .......................................................................PAGE 20

                              CERTIFICATE DATA PAGE


CERTIFICATE NUMBER:                             ANNUITY SERVICE CENTER:
         P9999999999                            P.O. BOX 54299
                                                LOS ANGELES, CA 90054-0299

PARTICIPANT:
         JOHN DOE

ANNUITANT:                                      FIRST PURCHASE PRICE:
         JOHN DOE                                      $10,000.00

BENEFICIARY:                                    DATE OF ISSUE:
                                                       DECEMBER 09, 1992

ANNUITY DATE:                                   SEPTEMBER 1, 2050

AGE AT ISSUE:                                   FIXED ACCOUNT -
         35                                     Subsequent Guarantee Rate:
                                                       (3.0%)

FUNDS UNDERLYING VARIABLE
SEPARATE ACCOUNT:
MUTUAL FUND VARIABLE
ANNUITY TRUST


ANNUAL CONTRACT ADMINISTRATION CHARGE:
         $30.00

SEPARATE ACCOUNTS:
         VARIABLE  ANNUITY ACCOUNT  TWO


MARKET VALUE ADJUSTMENT
All payments and values based on the Fixed Account are subject to a Market Value Adjustment formula, the operation of which may result in upward and downward adjustments in amounts payable. The Market Value Adjustment formula will not be applied:

(1) for the payment of the Death Benefit,
(2) for the amounts withdrawn to pay fees or charges,
(3) for amounts withdrawn within 30 days after the end of the Guarantee Period,
(4) for annuitizations on the latest Annuity Date,
(5) in connection with the Automatic Dollar Cost Averaging Program.

                           PURCHASE PAYMENT ALLOCATION


          Variable Account Options                   Fixed Account Options
          ------------------------                   ---------------------
                  Mutual Fund Variable                     Guarantee
                  Annuity Trust                            Period

        100.00%   International Equity           0.00%     1 Year Fixed
          0.00%   Capital Growth                 0.00%     3 Year Fixed
          0.00%   Growth and Income              0.00%     5 Year Fixed
          0.00%   Asset Allocation               0.00%     7 Year Fixed
          0.00%   U.S. Treasury Income           0.00%     10 Year Fixed
          0.00%   Money Market

                                   DEFINITIONS


ACCUMULATION UNIT
A unit of measurement used to compute the Certificate Value in a Variable Account prior to the Annuity Date.

ANNUITANT
The natural person on whose life the annuity benefit for the Certificate is based.

ANNUITY DATE
The date on which annuity payments to the Payee are to start. The latest possible Annuity Date will be set by Us.

ANNUITY SERVICE CENTER As specified on the Certificate Data Page.

ANNUITY UNIT
A unit of measurement used to compute annuity payments in a Separate Account.

AUTOMATIC DOLLAR COST AVERAGING PROGRAM
A program under which the Owner may authorize the automatic transfer of a fixed dollar amount of his or her choice at regular intervals from a source account to one or more portfolios (other than the source account) at the unit values determined on the dates of transfers. The Company reserves the right to change the terms and conditions.

CERTIFICATE
This form which describes Your interest in the Group Contract.

CERTIFICATE DATE
The date Your Certificate is issued, shown on the Certificate Data Page.

CERTIFICATE VALUE
The sum of Your share of the Variable Accounts' Accumulation Values and Fixed Account Accumulation Values.

CERTIFICATE YEAR
A year starting from the Certificate Date in one calendar year and ending on the Certificate Date in the succeeding calendar year.

CONTRIBUTION YEAR
A year stating from the date of the Purchase Payment in one calendar year and ending on the anniversary of such date in the succeeding calendar years. The Contribution year in which a Purchase Payment is made is "Contribution Year 0", subsequent Contribution Years are successively numbered beginning with Contribution Year 1.

CURRENT INTEREST RATE
The sum of the Subsequent Guarantee Rate and the Excess Interest Rate declared by Us for any Guarantee Period.

DEFERRED ANNUITY
An annuity Contract under which the start of annuity payments is deferred to a future date.

EXCESS INTEREST RATE
A rate of interest declared by Us in excess of the Subsequent Guarantee Rate for any Guarantee Period.

FIXED ANNUITY
A series of periodic payments for the benefit of the Participant of predetermined amounts that do not vary with investment experience. Such payments are made out of the general account assets of the Company.

FIXED ACCOUNT
The Fixed Account is the Company's general asset account. It contains all of the assets of the Company except for the Separate Account and other segregated asset accounts. Amounts in the Fixed Account are guaranteed by the Company.

FUND
A collective term used to represent an investment entity, a portfolio of which may be selected by the Participant to be an underlying investment of the Participant's Certificate.

GUARANTEE PERIOD
The period for which the Current Interest Rate is credited.

IRC
The Internal Revenue Code of 1986, as amended, as the same may be amended or superseded.

PARTICIPANT
The person named in the Certificate who is entitled to exercise all rights and privileges of ownership under the Certificate.

PAYEE
Any person receiving payment of annuity benefits under this Certificate during the Annuity Period.

PORTFOLIO
A separate investment portfolio of a Fund which has distinct investment objectives. Each Portfolio serves as an underlying investment medium for Purchase Payments and allocations made to one of the Variable Accounts of the Separate Account.

PURCHASE PAYMENTS
Payments made by or on behalf of the Participant to the Company for the Certificate.

SEPARATE ACCOUNT
A segregated asset account named on the Certificate Data Page, established by the Company in accordance with California law. The Separate Account consists of several Variable Accounts, each investing in a Portfolio of a Fund. The Prospectus should be read for complete details regarding Separate Account contracts.

SUBSEQUENT GUARANTEE RATE
The rate of interest established by the Company for the applicable subsequent Guarantee Period, but in no event less than the rate specified on the Certificate Data Page.

VALUATION PERIOD
The period beginning at the close of the New York Stock Exchange on each day that the New York Stock Exchange is open for regular trading and ending at the close of the next succeeding business day of the New York Stock Exchange.

VARIABLE ACCOUNT
A division of the Separate Account, the assets of which consist of shares of a specified Portfolio of a Fund. The available Variable Accounts are shown on the Certificate Data Page.

VARIABLE ANNUITY
A series of periodic payments which vary in amount according to the investment experience of a one or more Variable Accounts.

WE, OUR, US, THE COMPANY Anchor National Life Insurance Company.

YOU, YOUR
The Participant.

                               GENERAL PROVISIONS


CONFORMITY WITH STATE LAWS
This Certificate will be interpreted under the law of the state in which it is delivered. Any provision which, on the Certificate Date, is in conflict with the law of such state is amended to conform to the minimum requirements of such law. A detailed statement of how We calculate the values in this Certificate has been filed with the insurance department where the Certificate was delivered. These values are at least as great as those required by law.

CHANGES IN LAW
If laws governing this Certificate or the taxation of benefits under the Certificate change, We will amend the Group Contract and this Certificate to comply with these changes.

ASSIGNMENT
The Participant may assign this Certificate before the Annuity Date, but We will not be bound by an assignment unless it is in writing and We have received it. Participant's rights and those of any other person referred to in this Certificate will be subject to the assignment. We assume no responsibility for the validity or tax consequences of any assignment.

MISSTATEMENT OF AGE OR SEX
If the age or sex of any Annuitant has been misstated, future payments will be adjusted using the correct age and sex, according to Our rates in effect on the date that annuity payments were determined. Any overpayment from the Fixed Account, plus interest at the rate of 4% per year, will be deducted from the next payment(s) due. Any underpayment from the Fixed Account, plus interest at the rate of 4% per year, will be paid in full with the next payment due. Any overpayment from the Variable Accounts will be deducted from the next payment(s) due. Any underpayment from the Variable Accounts will be paid in full with the next payment due.

WRITTEN NOTICE
Any notice We send to the Participant will be sent to the Participant's address shown in the Application unless the Participant requests otherwise. Any written request or notice to Us must be sent to Our Annuity Service Center, as specified on the Certificate Data Page.

PROOF OF AGE, SEX OR SURVIVAL
The Company may require satisfactory proof of correct age or sex at any time. If any payment under this Certificate depends on the Annuitant being alive, the Company may require satisfactory proof of survival.

NON-PARTICIPATING
This Certificate does not share in Our surplus.

PERIODIC REPORTS
The Company will furnish the Owner with a statement of the Variable and Fixed Account balances periodically.

PREMIUM TAXES
The Company may deduct from the Certificate Value any premium or other taxes payable to a state or other government entity. Should We advance any amount so due, We are not waiving any right to collect such amounts at a later date. The Company will deduct any withholding taxes required by applicable law.

CHANGE OF ANNUITANT
Prior to the Annuity Date, the Owner may change the Annuitant. To be effective, such a change must be received by Us in a written form acceptable to Us.

DEFERMENT OF PAYMENTS
We may defer making payments from the Fixed Account for up to 6 months. Interest, subject to state requirements, will be credited during the deferral period.

SUSPENSION OF PAYMENTS
We may suspend or postpone any payments from the Variable Accounts if any of the following occur:

(a)     the New York Stock Exchange is closed,
(b)     trading on the New York Stock Exchange is restricted,
(c) an emergency exists such that it is not reasonably practical to dispose of securities in the Separate Account or to determine the value of its assets, or
(d) the Securities and Exchange Commission, by order, so permits for the protection of security holders.

Conditions in (b) and (c) will be decided by or in accordance with rules of the Securities and Exchange Commission.

PURCHASE PAYMENTS
Purchase Payments are flexible. This means that You, subject to Company declared minimums and maximums, may change the amounts, frequency or timing of Purchase Payments. Purchase Payments may be allocated to the Fixed Account and one or more Variable Accounts in accordance with instructions from You. We reserve the right to specify the minimum that may be allocated to a Variable Account under the Certificate.

SUBSTITUTION OF FUND
If the shares of any of the Funds or any Portfolio of a Fund should no longer be available for investment by the Separate Account or if, in the judgment of the Company's Board of Directors, further investment in the shares of a Fund is no longer appropriate in view of the purpose of the Contract, the Company may substitute shares of another mutual fund or separate investment series thereof, for Fund shares already purchased or to be purchased in the future by Purchase Payments under the Contract. No substitution of securities may take place without prior approval of the Securities and Exchange Commission and under such requirements as it may impose.

SEPARATE ACCOUNT
The Separate Account is a separate investment account of the Company. It is shown on the Certificate Data Page. The assets of the Separate Account are the property of the Company. However, they are not chargeable with the liabilities arising out of any other business the Company may conduct. Each Variable Account is not chargeable with liabilities arising out of any other Variable Account.


                             ACCUMULATION PROVISIONS


SEPARATE ACCOUNT ACCUMULATION VALUE
The Separate Account Accumulation Value under the Certificate shall be the sum of the values of the Accumulation Units held in the Variable Accounts for the Participant.

NUMBER OF ACCUMULATION UNITS
For each Variable Account, the number of Accumulation Units is the sum of:

Each Purchase Payment and transfer allocated to the Variable Account, reduced by applicable premium taxes, if any:

Divided by

The Accumulation Unit Value for that Variable Account as of the Valuation Period in which the Purchase Payment or transfer amount is received.

The number of Accumulation Units will be similarly adjusted for withdrawals, annuitizations, transfers, and charges. Adjustments will be made as of the end of the Valuation Period in which We receive all requirements for the transaction, as appropriate.

ACCUMULATION UNIT VALUE (AUV)
The AUV of a Variable Account for any Valuation Period is calculated by subtracting (2) from (1) and dividing the result by (3) where:

(1) is the total value at the end of the given Valuation Period of the assets attributable to the Accumulation Units of the Variable Account minus the total liabilities;
(2) is the cumulative unpaid charge for assumption of mortality expense and distribution expense risks (See CHARGES AND DEDUCTIONS);
(3) is the number of Accumulation Units outstanding at the end of the given Valuation Period.

FIXED ACCOUNT ACCUMULATION VALUE
Under a Certificate, the Fixed Account Accumulation Value shall be the sum of all monies allocated or transferred to the Fixed Account, reduced by any applicable premium taxes, plus all interest credited on the Fixed Account during the period that the Certificate has been in effect. This amount shall be adjusted for withdrawals, annuitizations, transfers, and charges.

FIXED ACCOUNT GUARANTEE PERIOD OPTIONS
For any amounts allocated to the Fixed Account, the Participant will select the duration of the Guarantee Period(s) from those listed on the Certificate Data Page. Such amounts will earn interest at the Current Interest Rate for the chosen duration, compounded annually during the entire Guarantee Period. In no event will the Current Interest Rate be less than the Subsequent Guarantee Rate specified on the Certificate Data Page.

You may allocate Purchase Payments, or make transfers from the Variable Account Options, to the Fixed Account at any time prior to the Annuity Date. However, no Guarantee Period other than one year may be chosen which extends beyond the Annuity Date. For thirty (30) days following the date of expiration of the current Guarantee Period, You may renew for the same or any other Guarantee Period at the then Current Interest Rate or may transfer all or a portion of the amount to the Variable Accounts. Transfers from the Fixed Account may take place thirty (30) days following the end of a Guarantee Period without being subject to a Market Value Adjustment (MVA).

If the Participant does not specify a Guarantee Period at the time of renewal, We will select the same Guarantee Period as has just expired, so long as such Guarantee Period does not extend beyond the Annuity Date. If a renewal occurs within one year of the latest Annuity Date We will credit interest up to the Annuity Date at the then Current Interest Rate for the one year Guarantee Period.

MARKET VALUE ADJUSTMENT
Any amount withdrawn, transferred or annuitized prior to the end of that Guarantee Period may be subject to a MVA.

The MVA will be calculated by multiplying the amount withdrawn, transferred or annuitized by the formula described below:

                                     N/12
               {(1 + I)/(1+J+0.0050)}     -1

I = The interest rate currently in effect for that Guarantee Period.

J = The Current Interest Rate available for the Guarantee Period equal to the number of years (rounded up to an integer) remaining in the current Guarantee Period at the time of withdrawal, transfer or annuitization. In the determination of J, if the Company currently does not offer the applicable Guarantee Period, then the rate will be determined by linear interpolation of the current rates for the nearest two Guarantee Periods that are available.

N = The number of full months remaining in the current Guarantee Period at the time the withdrawal or annuitization request is processed.

If a Contingent Deferred Sales Charge (CDSC) is applied to a withdrawal, then the Market Value Adjustment (MVA) will be applied to the Net Withdrawal Amount. The Net Withdrawal Amount is the Accumulated Value, less CDSC.

There will be no Market Value Adjustment on withdrawals from the Fixed Account in the following situations: (1) Death Benefit paid upon death of the Participant; (2) amounts withdrawn to pay fees or charges; (3) amounts withdrawn from the Fixed Account within thirty (30) days after the end of the Guarantee Period; (4) annuitizations on the latest Annuity Date; (5) in connection with the Automatic Dollar Cost Averaging Program. A detailed description has been filed with the Department of Insurance.

                             CHARGES AND DEDUCTIONS

We will deduct the following charges from the Certificate:

CONTRACT ADMINISTRATION CHARGE
The charge specified on the Certificate Data Page will be deducted on each Certificate anniversary that occurs on or prior to the Annuity Date. It will also be deducted when the Certificate Value is withdrawn in full if withdrawal is not on a Certificate anniversary. We reserve the right to assess a charge on a class basis which is less than the charge specified on the Certificate Data Page.

CONTINGENT DEFERRED SALES CHARGE
This charge may be deducted upon withdrawal of the Certificate Value, in whole or in part. See WITHDRAWAL PROVISIONS.

EXPENSE RISK CHARGE
On an annual basis this charge equals 0.35% of the average daily total net asset value of the Variable Accounts. This charge is to compensate Us for assuming the expense risks under the Certificate. DISTRIBUTION EXPENSE CHARGE On an annual basis this charge equals 0.15% of the average daily total net asset value of the Variable Account. This charge is to compensate Us for all distribution expenses associated with the Certificate.

MORTALITY RISK CHARGE
On an annual basis this charge equals 0.9% of the average daily total net asset value of the Variable Account. This charge is to compensate Us for assuming the mortality risks under the Certificate.


                               TRANSFER PROVISION


Prior to the Annuity Date, You may transfer all or part of Your Certificate Value to any of the Variable Accounts or the Fixed Account, subject to certain restrictions.

We reserve the right to charge a fee for transfers if the number of transfers exceeds the limit specified by Us.

Transfers will be effected at the end of the Valuation Period in which We receive Your request for the transfer.

TRANSFERS OF ACCUMULATION UNITS BETWEEN VARIABLE ACCOUNTS
Both prior to and after the Annuity Date, You may transfer all or a portion of Your investment in one Variable Account to another Variable Account. A transfer will result in the purchase of Accumulation Units in a Variable Account and the redemption of Accumulation Units in the other Variable Account.

The minimum amount which can be transferred between Variable Accounts and the amount that remain in the Variable Account is subject to Company limits.

TRANSFERS OF ACCUMULATION UNITS TO AND FROM THE FIXED ACCOUNT
Both prior to and after the Annuity Date, You may transfer all or any part of the Certificate Value from the Variable Account(s) to the Fixed Account of the Certificate. After the Annuity Date no transfers from the Fixed Account to the Variable Account are allowed. For transfers from the Fixed Account prior to the Annuity Date see ACCUMULATION PROVISIONS - FIXED ACCOUNT ACCUMULATION VALUE.

During the Annuity Period, the amount transferred to the Fixed Account from a Variable Account will be equal to the annuity reserve for the Payee's interest in that Variable Account. The annuity reserve is the product of (a) multiplied by (b) multiplied by (c), where

(a) is the number of Annuity Units representing the Participant's interest in the Variable Account;
(b)     is the Annuity Unit Value for the Variable Account; and
(c) is the present value of $1.00 per payment period as of the age of the Annuitant at the time of transfer for the Annuity Option, determined using the 1983a Annuity Mortality Tables with interest at 3.5% per year.

Amounts transferred to the Fixed Account will be applied under the Annuity Option at the age of the Annuitant at the time of the transfer. All amounts and Annuity Unit Values will be determined as of the end of the Valuation Period preceding the effective date of the transfer.


                              WITHDRAWAL PROVISION


Prior to the Annuity Date while the Annuitant is living, You may withdraw all or part of the Certificate Value amounts under this Certificate by informing Us at Our Annuity Service Center. For full withdrawal, this Certificate must be returned to Our Annuity Service Center.

Absent written notification to the contrary, withdrawals and any applicable charge will be deducted from the Certificate Value in proportion to its allocation among the Fixed Account and the Variable Accounts. Withdrawals will be based on values at the end of the valuation Period in which the request for withdrawal and the Certificate (in the case of a full withdrawal), are received at the Annuity Service Center. Unless the SUSPENSION OF PAYMENTS or DEFERMENT OF PAYMENTS sections are in effect, payment of withdrawals will be made within seven days.

CONTINGENT DEFERRED SALES CHARGE
Withdrawal of all or part of the Certificate Value may be subject to a Continent Deferred Sales Charge (CDSC). However, no CDSC is made on an amount withdrawn which is considered to be a withdrawal of earnings.

In addition, for the first withdrawal during a Certificate Year, after the first Certificate Year, no Contingent Deferred Sales Charge is applied to such part of the withdrawal which does not exceed the greater of (a) earnings in the Certificate or (b) the Free Corridor. The Free Corridor is equal to 10% of the sum of Purchase Payments made more than one year prior to the date of withdrawal still subject to CDSC, and are not yet withdrawn. The portion of a free withdrawal, which exceeds the sum of earnings attributable to the Participant and premiums which are both no longer subject to CDSC and not yet withdrawn, is assumed to be a withdrawal against future earnings.

For the purpose of determining the CDSC, a withdrawal will be attributed to amounts in the following order: (1) earnings in the Certificate, (2) Purchase Payments which are both no longer subject to CDSC and are not yet withdrawn, and
(3) Purchase Payments subject to CDSC. Purchase Payments, when withdrawn, are assumed to be withdrawn on a first-in first-out (FIFO) basis. The charge applied to any withdrawal subject to CDSC will depend on the age of the Purchase Payment to which the withdrawal is attributed.




Number of Full Contribution Years Elapsed                          Contingent
Between Contribution Year of Withdrawal                             Deferred
 and Contribution Year of Purchase Payment                        Sales Charge
-----------------------------------------                        ------------
                      0                                                6%
                      1                                                6%
                      2                                                5%
                      3                                                5%
                      4                                                4%
                      5                                                3%
                      6                                                2%
                     7+                                                0%

The CDSC will be assessed against the Variable Accounts and the Fixed Account in the same proportion as the remaining Certificate Value is allocated unless the allocation is specified by the Participant. If the remaining Certificate Value is insufficient to cover the Contingent Deferred Sales Charge, any remaining balance will be deducted from the dollar amount requested.

                             DEATH BENEFIT PROVISION


We will pay a Death Benefit to the Beneficiary upon Our receiving due proof that the Participant died prior to the Annuity Date. The Death Benefit shall be reduced by premium taxes incurred by the Company, if any. The Beneficiary may elect to receive a single sum distribution or to receive annuity payments. If a single sum payment is requested, payment will be in accordance with any applicable laws and regulations governing payments on death. If an Annuity Option is desired, an Option must be elected within 60 days of Our receipt of due proof of the Participant's death at Our Annuity Service Center; otherwise a single sum payment will be made at the end of such 60 day period. Funds will remain allocated pursuant to the last allocation and instructions in effect at the Participant's death until Our Annuity Service Center receives new written instructions.

PROOF OF DEATH Due Proof of Death means:

1.      a certified copy of a death certificate; OR
2. a certified copy of a decree of a court of competent jurisdiction as to the finding of death; OR
3. a written statement by a medical doctor who attended the deceased Participant at the time of death; OR
4.      any other proof satisfactory to Us.

AMOUNT OF DEATH BENEFIT
TIn the case of a Participant less than age 70 on the Certificate Date, the Death Benefit shall be the greatest of :

1. 100% of the total amount of Purchase Payments, less any partial withdrawals and partial annuitizations made; OR

2. the Certificate Value at the end of the Valuation Period during which We receive at Our Annuity Service Center due proof of the Participant's death and an election of the type of payment to be made; OR

3. the Certificate Value realized on that anniversary of the Certificate Date prior to death, increased by Purchase Payments made since such anniversary, and reduced by any partial withdrawals and partial annuitizations since such anniversary, which will yield the greatest result.

In the case of a Participant age 70 or greater on the Certificate Date, the Death Benefit shall be the Certificate Value at the end of the Valuation Period during which We receive at Our Annuity Service Center due proof of the Participant's death and an election of the type of Payment to be made.

BENEFICIARY
The Beneficiary is as stated in the Application unless later changed by the Participant. If two or more persons are named, those surviving the Participant will share equally unless otherwise stated. If the Annuitant survives the Participant, and there are no surviving Beneficiaries, the Annuitant will be deemed the Beneficiary. If the Participant is also the Annuitant and there are no surviving Beneficiaries at the death of the Participant, the Death Benefit will be paid to the estate of the Participant.

While the Participant is living and before the Annuity Date, the Participant may change the Beneficiary by written notice in a form satisfactory to Us. The change will take effect on the date We receive the notice.

DEATH OF PARTICIPANT
If the Participant dies before the Annuity Date, the Beneficiary will have the following options:

1.      Collect the Death Benefit in a lump sum payment, OR
2. Collect the Death Benefit in the form of one of the Annuity Options. The payments must be over the life expectancy of the Beneficiary or over a period of not extending beyond the life of the Beneficiary. This option must be selected and payments must commence within one year after Participant's death, OR
3. Collect the entire Death Benefit at any time or from time to time within 5 years of the date of death of the Participant, OR
4. If the Beneficiary is the Participant's spouse, the Beneficiary may continue the Certificate in force.

If there is no surviving Beneficiary, the Death Benefit will be paid in a lump sum to Participant's estate. If there is more than one surviving Beneficiary, the Beneficiaries must choose to receive their respective portions of the Death Benefit according to either (1), (2) or (3) above.

                               ANNUITY PROVISIONS


ANNUITY DATE
The Participant selects an Annuity Date (the date on which the payments are to begin) at the time of application. The Annuity Date must always be the first day of the calendar month and must be at least two years after the Issue Date, but in any event will be no later than the Latest Annuity Date. Annuity payments will begin no later than the latest Annuity Date, as set by the Company. If no Annuity Date is selected, the Annuity will be the latest Annuity Date, as set by the Company. The Owner may change the Annuity Date at any time at least seven days prior to the Annuity Date then indicated on the Company's records by written notice to the Company at its Annuity Service Center.

PAYMENTS TO PARTICIPANT
Unless otherwise requested by the Participant, the Company will make annuity payments to the Participant. If the Participant wants the annuity payments to be made to some other Payee, We will make such payments subject to the following:

(a)     A written request must be filed at the Annuity Service Center.
(b) Such request must be filed not later than thirty (30) days before the due date of the first annuity payment.

Any such request is subject to the rights of any assignee. No payments available to or being paid to the Payee while the Annuitant is alive can be transferred, commuted, anticipated or encumbered.

FIXED ANNUITY PAYMENTS
To the extent a fixed annuity option has been elected, the proceeds payable under this Certificate less any applicable premium taxes, shall be applied to the payment of the Annuity Option elected at whichever of the following is more favorable to the Payee: (a) the annuity rates based upon the applicable tables in the Certificate; or (b) the then current rates provided by the Company on Certificates of this type on the Annuity Date. In no event will the fixed annuity payments be changed once they begin.

AMOUNT OF FIXED ANNUITY PAYMENTS
The amount of each Fixed Annuity payment will be determined by applying the portion of the Certificate Value allocated to Fixed Annuity payments less any applicable premium taxes or other charges to the annuity table applicable to the Annuity Option chosen.

AMOUNT OF VARIABLE ANNUITY PAYMENTS
(a) FIRST VARIABLE PAYMENT: The dollar amount of the first monthly annuity payment will be determined by applying the portion of the Certificate Value allocated to Variable Annuity payments, less any applicable premium taxes or other charges, to the annuity table applicable to the Annuity Option chosen. If more than one Variable Account has been selected, the value of the Participant's interest in each Variable Account is applied separately to the annuity table to determine the amount of the first annuity payment attributable to the Variable Account.

(b) NUMBER OF VARIABLE ANNUITY UNITS: The number of Annuity Units for each applicable Variable Account is the amount of the first annuity payment attributable to that Variable Account divided by the value of the applicable Annuity Unit for that Variable Account as of the Annuity Date. The number will not change as a result of investment experience.

(c) VALUE OF EACH VARIABLE ANNUITY UNIT: The initial value of an Annuity Unit of each Variable Account was arbitrarily set at $10 when the Variable Accounts were established. The value may increase or decrease from one Valuation Period to the next. For any Valuation Period, the value of an Annuity Unit of a particular Variable Account is the value of that Annuity Unit during the last Valuation Period, multiplied by the Net Investment Factor for that Variable Account for the current Valuation Period.

The Net Investment Factor for any Variable Account for any Valuation Period is determined by dividing (a) by (b) and then subtracting (c) from the result where:

        (a)    is the net result of:

               (1) the net asset value of a Portfolio of the Fund share held in the Variable Account determined as of the end of the Valuation Period, plus
               (2) the per share amount of a dividend or other distribution declared by the Portfolio of the Fund on the shares held in the Variable Account if the "ex-dividend" date occurs during the Valuation Period, plus or minus
               (3) a per share credit or charge with respect to any taxes paid or reserved for by the Company during the Valuation Period which are determined by the Company to be attributable to the operation of the Variable Account (no federal income taxes are applicable under present law);

        (b) is the net asset value of a Portfolio of the Fund share held in the Variable Account determined as of the end of the preceding Valuation Period; and

        (c) is the asset charge factor determined by the Company for the Valuation Period to reflect the Expense Risk Charge, Distribution Expense Charge and Mortality Risk Charge.

The result is then multiplied by a factor that neutralizes the Assumed Investment Rate.

 (d) SUBSEQUENT VARIABLE ANNUITY PAYMENTS: After the first Variable Annuity payment, payments will vary in amount according to the investment performance of the applicable Variable Accounts. The amount may change from month to month. The amount of each subsequent payment is the sum of:

The number of Annuity Units for each Variable Account as determined for the first annuity payment

Multiplied by

The value of an Annuity Unit for that Variable Account at the end of the Valuation Period immediately preceding in which payment is due.

The Company guarantees that the amount of each Variable Annuity payment will not be affected by variations in expenses or mortality experience.


                                 ANNUITY OPTIONS


Upon written election filed with the Company at its Annuity Service Center, all or part of the Contract Value may be applied to provide one of the following options or any Annuity Option that is mutually agreeable.

OPTION 1 - LIFE ANNUITY, LIFETIME MONTHLY PAYMENTS GUARANTEED
Monthly payments payable to the Payee during the lifetime of the Annuitant. No further payments are payable after the death of the Annuitant and there is no provision for a Death Benefit payable to the Beneficiary.

OPTION 2 - JOINT AND SURVIVOR LIFE ANNUITY
Monthly payments payable to the Payee during the joint lifetime of the Annuitant and a designated second person and during the lifetime of the survivor.

If a reduced payment to the survivor is desired, Variable Annuity payments to the survivor will be determined using either one-half or two-thirds of the number of each type of Annuity Unit credited to the Certificate. Fixed monthly payments to the survivor will be equal to either one-half or two-thirds of the fixed monthly payment payable during the joint lifetime of the Annuitant and the designated second person.

OPTION 3 - JOINT AND SURVIVOR LIFE ANNUITY - 120 MONTHLY PAYMENTS GUARANTEED Monthly payments payable to the Payee during the joint lifetime of the Annuitant and designated second person and continuing during the remaining lifetime of the survivor, with the guarantee that if, at the death of the survivor, payments have been made for less than 120 monthly periods, any remaining guaranteed annuity payments will be continued to the Beneficiary named on the Annuity Option Selection Form. In the event of death of the Annuitant and the designated second person under this option, the Company shall in most instances, calculate the discounted value of the remaining guaranteed annuity payments and pay them in one sum.

OPTION 4 - LIFE ANNUITY WITH 120 OR 240 MONTHLY PAYMENTS GUARANTEED
An annuity payable monthly to the Payee during the lifetime of the Annuitant with the guarantee that if, at the death of the Annuitant, payments have been made for less than the 120 or 240 monthly periods, as selected, payments will be made in the same manner as provided under OPTION 3 above. In the event of death of the Annuitant under this option, the Company shall in most instances, calculate the discounted value of the remaining guaranteed annuity payments and pay them in one sum.

OPTION 5 - FIXED PAYMENTS FOR A SPECIFIED PERIOD CERTAIN
Fixed monthly payments payable to the Payee for any specified period of time (three (3) years or more, but not exceeding thirty (30) years), as elected. The election must be made for full twelve month periods. In the event of death of the Payee under this option, the Company shall in most instances, calculate the discounted value of the remaining guaranteed annuity payments and pay them in one sum.

BASIS OF COMPUTATION
The actuarial basis for the Table of Guaranteed Annuity Rates is the 1983a Annuity Mortality Table, without projection with interest at 3.5%. The Table of Guaranteed Annuity Rates does not include any applicable premium tax.

                  OPTIONS 1 & 4 - TABLE OF MONTHLY INSTALLMENTS

          (Monthly installments for ages not shown will be furnished upon request.)


                OPTION 1                  OPTION 4                        OPTION 4
 AGE OF                                 LIFE ANNUITY                    LIFE ANNUITY
  PAYEE       LIFE ANNUITY      (W/120 PAYMENTS GUARANTEED)      (W/240 PAYMENTS GUARANTEED)
  -----       ------------      ---------------------------      ---------------------------
             MALE    FEMALE         MALE           FEMALE           MALE            FEMALE
             ----    ------     ----------       ----------      ---------        ----------
   55        4.99     4.54          4.91            4.51            4.66             4.38
   56        5.09     4.62          5.00            4.58            4.72             4.44
   57        5.20     4.71          5.10            4.66            4.78             4.51
   58        5.32     4.80          5.20            4.75            4.85             4.57
   59        5.44     4.90          5.31            4.84            4.91             5.64
   60        5.57     5.00          5.42            4.93            4.97             4.70
   61        5.71     5.11          5.54            5.03            5.04             4.77
   62        5.86     5.23          5.67            5.14            5.10             4.84
   63        6.02     5.36          5.80            5.25            5.16             4.91
   64        6.20     5.49          5.94            5.37            5.22             4.98
   65        6.38     5.64          6.08            5.50            5.28             5.05
   66        6.58     5.79          6.23            5.63            5.33             5.12
   67        6.79     5.95          6.38            5.77            5.38             5.19
   68        7.02     6.13          6.54            5.91            5.43             5.25
   69        7.26     6.32          6.71            6.07            5.48             5.32
   70        7.52     6.53          6.87            6.23            5.52             5.37
   71        7.80     6.75          7.04            6.41            5.55             5.43
   72        8.09     6.99          7.22            6.58            5.59             5.48
   73        8.41     7.26          7.39            6.76            5.62             5.52
   74        8.75     7.54          7.57            6.95            5.64             5.56
   75        9.12     7.85          7.75            7.14            5.66             5.60
   76        9.51     8.18          7.92            7.34            5.68             5.63
   77        9.92     8.54          8.09            7.54            5.70             5.66
   78       10.37     8.94          8.26            7.74            5.71             5.68
   79       10.85     9.36          8.42            7.94            5.72             5.70
   80       11.37     9.82          8.57            8.13            5.73             5.71
   81       11.92     10.32         8.71            8.32            5.74             5.72
   82       12.50     10.87         8.85            8.50            5.74             5.73
   83       13.12     11.46         8.97            8.67            5.75             5.74
   84       13.78     12.09         9.09            8.83            5.75             5.74
   85       14.47     12.78         9.20            8.97            5.75             5.75

                    OPTION 3 - TABLE OF MONTHLY INSTALLMENTS

         (MONTHLY INSTALLMENTS FOR AGES NOT SHOWN WILL BE FURNISHED UPON
REQUEST.)

                          JOINT & 100% SURVIVOR ANNUITY


  AGE OF
   MALE
   PAYEE                                   AGE OF FEMALE PAYEE
   -----                                   -------------------
                 55          60          65         70          75         80         85
                 --          --          --         --          --         --         --
    55          4.16        4.34        4.51       4.66        4.78       4.86       4.92
    60          4.27        4.51        4.76       4.99        5.19       5.33       5.44
    65          4.35        4.66        4.99       5.34        5.66       5.92       6.11
    70          4.42        4.78        5.20       5.67        6.16       6.60       6.96
    75          4.47        4.86        5.35       5.95        6.63       7.33       7.95
    80          4.50        4.92        5.46       6.17        7.04       8.04       9.02
    85          4.52        4.95        5.53       6.31        7.34       8.63       10.05


                    OPTION 5 - TABLE OF MONTHLY INSTALLMENTS

                       FIXED PAYMENT FOR SPECIFIED PERIOD


  NUMBER       MONTHLY     NUMBER      MONTHLY    NUMBER     MONTHLY     NUMBER     MONTHLY
 OF YEARS      PAYMENT    OF YEARS     PAYMENT   OF YEARS    PAYMENT    OF YEARS    PAYMENT
 --------      -------    --------     -------   --------    -------    --------    -------
     3          29.19        10         9.83        17         6.47        24        5.09
     4          22.27        11         9.03        18         6.20        25        4.96
     5          18.12        12         8.46        19         5.97        26        4.84
     6          15.35        13         7.94        20         5.75        27        4.73
     7          13.38        14         7.49        21         5.56        28        4.63
     8          11.90        15         7.10        22         5.39        29        4.53
     9          10.75        16         6.76        23         5.24        30        4.45